Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and Release (the “Agreement”) is between Stanton Howell (“Employee”) and AgroFresh Solutions, Inc. (“Employer”) and is effective on the eighth day following Employee’s execution of this Agreement provided Employee has not revoked the Agreement (the “Effective Date”).

RECITALS

Employee has been employed by Employer as its President;

Employer and Employee have agreed that Employee’s employment with Employer will terminate effective April 30, 2016 (the “Termination Date”);

Employee and Employer desire to define their respective rights and obligations for the future;

Employer has a legitimate business interest in restricting Employee’s right to compete against Employer after his employment ends and Employee is willing to agree to such a restriction, provided that he is compensated in connection therewith; and

Employee desires to release any claims or causes of action Employee may have arising from or relating to Employee’s employment with Employer.

Now, therefore, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree:

1.                                      Termination.  Effective on the Termination Date, Employee resigns his position as President and all other positions that he holds with Employer and/or its affiliates effective on the Termination Date (and Employee agrees to sign such additional resignation letters as may be requested by Employer to document such resignations).  Employee will be paid his normal base salary through the Termination Date.  Whether or not Employee signs this Agreement, Employee will additionally receive reimbursement for any unreimbursed business expenses properly incurred by Employee in accordance with the Employer’s policy prior to the termination date and his vested Employee Benefits, if any, under the employee benefit plans of the Employer, and his accrued but unused vacation pay.  Employee acknowledges that the payments made pursuant to this Section 1 will be in full satisfaction of all wages, benefits and other compensation owed to Employee for employment or service through the Termination Date.

2.                                      Employer’s Obligations to Employee.  Provided that Employee executes and does not revoke the Agreement, Employer shall pay to Employee, the following:

(a)                                 An amount equal to 1.5 times his current base salary, payable in equal installments in accordance with regular payroll procedures established by the Employer over a twelve-month period beginning with the first payroll date that occurs on or after the sixtieth (60th) day following Termination Date;

(b)                                 To the extent not previously paid, the annual bonus earned by Employee on account of calendar year 2015, as determined by the Compensation Committee of Employer’s Board of Directors, payable in accordance with the Company’s standard procedures for payment of an annual bonus to other executives entitled to same;

(c)                                  A pro rata portion of the annual bonus for calendar year 2016, calculated by taking the product of (i) Employee’s annual bonus that he would have annually earned in calendar year 2016, if any, had his employment with the Employer continue through the end of such calendar year, multiplied by (ii) a fraction, the numerator of which is the number of days during which Employee was employed by the Employer in calendar year 2016 and the denominator of which is 365.  The amount due under this sub-paragraph (c), if any, shall be payable as and when the annual bonus would have been payable to Employee had Employee’s employment hereunder not terminated;

(d)                                 If Employee elects continued coverage for himself or his eligible dependents under any of the Employer’s health plans pursuant to COBRA, for each month during which such coverage is in effect (but not more than twelve (12) months), an amount equal to the difference between the premium paid for such COBRA coverage and the premium charged by the Employer to an active employee for comparable coverage, which monthly amount shall be payable over a 12-month period (or shorter period to the extend the Employee elects COBRA coverage for less than 12 months), beginning with the first payroll date that occurs on or after the sixtieth (60th) day following the date on which the Employment Term and Employee’s employment hereunder terminated.

3.                                      Prior Rights and Obligations.  Except as herein set forth, this Agreement extinguishes all rights, if any, which Employee may have, and obligations, if any, with Employer and its affiliates, contractual or otherwise, (a) relating to the employment, service or termination of employment of Employee with Employer or its affiliates, or (b) under any employment contract or other plan with Employer or its affiliates including but not limited to any severance plan, policy or practice.  Employee agrees that the above amounts are the only amounts that will be paid in connection with Employee’s termination of employment or service and fully satisfy Employer’s and its affiliates’ obligations to Employee, that Employee is not entitled to or owed any other severance benefits or compensation arising out of the employment, service or termination of employment of Employee with Employer, and that Employee is receiving benefits under this Agreement that Employee would not be entitled to but for the execution of this Agreement.

4.                                      Employer Assets.  Employee hereby represents and warrants that Employee has no claim or right, title or interest in, or possession of, any property or assets of Employer or its affiliates.  Promptly after the Termination Date, to the extent Employee has not already done so, Employee shall deliver to Employer any such property or assets in Employee’s possession or control, including, without limitation, any information technology equipment, keys and security cards issued to Employee by Employer, and all electronically stored information (or information derived therefrom) (including disclosing to Employer electronic user IDs and passwords).

5.                                      Waiver and Release of All Claims.  In consideration of and in return for the benefits stated in this Agreement, Employee agrees to and hereby does release the Employer and its affiliates, and each of their current and former directors, officers, employees, agents, investors, predecessors and successors in interest, and all benefit plans sponsored by any of them, past or present (collectively, the “Released Parties” and individually, a “Released Party”), individually and collectively, from liability for any and all claims, damages, and causes of action of any kind related to Employee’s employment by Employer, service in connection therewith and/or the termination of Employee’s employment including but not limited to (a) any and all claims or causes of action arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (“ADEA:”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform Act; (b) and any and all claims or causes of action arising under any other federal, state or local laws including but not limited any such claims arising under the Pennsylvania Human Relations Act; and (c) any and all claims for breach of any Equity Agreement (as defined below) or any contract, agreement, plan, policy, or practice, whether oral or written between Employee and any Released Party (all of the foregoing, the “Released Claims”).

This Agreement does not prohibit Employee from filing a complaint with the EEOC or other governmental agency making a good faith report of possible violations of applicable law to any governmental agency or from cooperating with any governmental investigation.  However, Employee acknowledges that by reason of his waiver and release of claims, he shall not be entitled to relief resulting from any such complaint or report.  This Agreement and Employee’s release does extend to any of the Released Claims brought by any organization, governmental agency, or person on behalf of Employee or as a class action under which Employee may otherwise have a right or benefit and Employee agrees that he is not entitled to, has waived, and will not accept any such relief.

Except as expressly provided herein, the waiver and release provisions of this Agreement do not apply to any rights or claims for age discrimination that may arise after the effective date of this Agreement.  Further, this Agreement does not prohibit Employee from filing a claim to challenge the validity of his release of claims under the ADEA or any claim for breach of this Agreement.

6.                                      Equity Ownership. Effective as of the Termination Date, and notwithstanding anything to the contrary contained in the restricted stock agreement between Employer and Employee (the “RSA”) or the nonqualified stock option agreement between Employer and Employee (the “Option Agreement” and, together with the RSA, the “Equity Agreements”), (a) Employee’s ownership of 85,938 restricted shares of common stock pursuant to RSA shall be cancelled and forfeited to Employer in their entirety; provided, however, that if the Compensation Committee of Employer’s Board of Directors determines, with respect to other employees of Employer who received restricted stock agreements during 2015, that all or a portion of such employees’ restricted shares granted in 2015 shall vest as a result of Employer’s financial performance in 2015, then the Compensation Committee shall consider vesting a portion of the restricted shares granted to Employee pursuant to the RSA (but in no event more than a total of 28,646 restricted shares); and (b) Employee’s options to purchase 191,875 shares of common stock at an exercise price of $12 per share shall be cancelled and forfeited to the Employer in their entirety.

7.                                      Confidentiality.  Employee agrees not to disclose the terms of this Agreement to any other person, except that Employee may disclose such terms to Employee’s attorney, financial advisors and/or tax accountants, and members of Employee’s immediate family.  Employee also agrees to refrain from making public or private statements or comments relating to any of Released Parties which are derogatory, disparaging, or which may tend to injure any such party or person in its or their business, public or private affairs unless required by law.

8.                                      Non-Competition.

(a)                                 Employee acknowledges and recognizes the highly competitive nature of the businesses of the Employer and accordingly agrees as follows:

(i)                                     During his employment with the Employer and, for a period of one year following the date Employee ceases to be employed by the Employer (the “Restricted Period”), Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any person, Employer, business entity or other organization engaged in a Competitive Business (as defined below), directly or indirectly, solicit or assist in soliciting any business related to a Competitive Business from any client or prospective client of the Employer:

(A)                               with whom Employee had material personal contact or dealings on behalf of the Employer during the one year period preceding Employee’s termination of employment;

(B)                               with whom employees reporting to Employee have had material personal contact or dealings on behalf of the Employer during the one-year period immediately preceding Employee’s termination of employment; or

(C)                               for whom Employee had direct responsibility during the one-year period immediately preceding Employee’s termination of employment.

(ii)                                  During the Restricted Period and within the Continents of North America, South America, Africa, Europe, Asia, and Australia (the “Restricted Territory”), which is the territory in which the Employer does business and the Employee provides services to the Employer, Employee will not directly or indirectly:

(A)                               engage in a Competitive Business;

(B)                               enter the employ of, or render any services to, any person or entity (or any division of any person or entity) who or which engages in a Competitive Business; provided that Employee shall not be prohibited from rendering any services to any entity that derives less than 10% of its revenues from a Competitive Business (a “Permitted Employer”), if such services or employment relate solely to a business of the Permitted Employer that does not relate to a Competitive Business;

(C)                               acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, this restriction will not apply to a Permitted Employer, or

(D)                               interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Employer and customers, clients, suppliers, partners, members or investors of the Employer.

(iii)                               For purposes of this Agreement, “Competitive Business” means the development, manufacture, license, sale or provision of products or services in the agricultural products lines of business which the Employer or any of its subsidiaries engaged while the Employee was employed by the Employer, or actively planned to engage while the Employee was employed by the Employer.

(iv)                              Notwithstanding anything to the contrary in this Agreement, Employee may, directly or indirectly own, solely as a passive investment, securities of any person engaged in a Competitive Business which is publicly traded on a national or regional stock exchange or on the over-the-counter market if Employee (i) is not a controlling person of, or a member of a Group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(v)                                 During the Restricted Period, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any person, Employer, business entity or other organization whatsoever, directly or indirectly:

(A)                               solicit or encourage any employee of the Employer to leave the employment of the Employer; or

(B)                               hire any such employee who was employed by the Employer as of the date of Employee’s termination of employment with the Employer or who left the employment of the Employer coincident with, or within six months prior to or after, the termination of Employee’s employment with the Employer.

(vi)                              During the Restricted Period, Employee will not, directly or indirectly, solicit or encourage to cease to work with the Employer any individual consultant then under contract with the Employer.

(b)                                 The parties agree that the Restricted Period shall be tolled during the pendency of any litigation or arbitration relating to the interpretation or enforcement of the covenants set forth in this Section 8.

(c)                                  It is expressly understood and agreed that although Employee and the Employer consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein..

9.                                      Confidentiality; Inventions.

(a)                                 Confidentiality. During the Employment Term and thereafter, Employee will not disclose or use for Employee’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Employer, any trade secrets, or other confidential information or data of the Employer relating to the Employer’s customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Employer generally; provided that the foregoing shall not apply to information which is not unique to the Employer or which is generally known to the industry or the public other than as a result of Employee’s breach of this covenant. Except as required by law, Employee will not disclose to anyone, other than his immediate family, legal or financial advisors or any subsequent employer, the contents of this Agreement. Employee agrees that upon termination of Employee’s employment with the Employer for any reason, he will return to the Employer immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Employer, except that he may retain personal notes, notebooks and diaries and personally owned books, reference material or information of a similar nature, that do not contain confidential information of the type described in the preceding sentence of this section. Employee further agrees that he will not retain or use for Employee’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Employer.

(b)                                 Ownership of Inventions. Employee agrees that Employee will promptly make full written disclosure to the Employer, and hereby assigns to the Employer, or its designee, all of Employee’s right, title, and interest in and to any and all creations, inventions or developments, whether or not patentable, which Employee may solely or jointly conceive or develop or reduce to practice, during the period of time Employee is in the employ of the Employer (collectively referred to as “the Employer Inventions”), other than (and the Employer Inventions shall not include) any such creations, inventions or developments which demonstrably bear no relationship whatsoever to the business of the Employer, or the application of technologies, ideas, or processes directly or indirectly related to the business of the Employer. For the avoidance of doubt, the Employer Inventions shall include any creations, inventions or developments that relate directly or indirectly to a Competitive Business. Employee further acknowledges that all original works of authorship which are created or contributed to by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Employer (“the Employer Copyrights”) are to be deemed “works made for hire,” as that term is defined in the United States Copyright Act, and the copyright and all intellectual property rights therein shall be the sole property of the Employer. To the extent any of such works are deemed not to be “works made for hire,” Employee hereby assigns the copyright and all other intellectual property rights in such works to the Employer.

(c)                                  Contracts with the United States. Employee agrees to execute any licenses or assignments of the Employer Inventions or the Employer Copyrights as required by any contract between the Employer and the United States or any of its agencies.

(d)                                 Further Assurances. Employee covenants to take all requested actions and execute all requested documents to assist the Employer, or its designee, at the Employer’s expense, in every way; consistent with applicable law, (1) to secure the Employer’s above rights in the Employer Inventions and any of the Employer’s Copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, and (2) to pursue any patents or registrations with respect thereto. This covenant shall survive the termination of this Agreement. If the Employer is unable for any reason, after reasonable efforts, to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as Employee’s agent and attorney in fact, for the limited purpose of acting for and in Employee’s behalf and stead to execute such documents and to do all other lawfully permitted acts in connection with the execution of such documents.

10.                               Specific Performance. Employee acknowledges and agrees that the Employer’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 and 9 would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and in the event of a breach of Sections 8 and 9 shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement.

11.                               Exclusive Benefits.  Employee agrees and acknowledges that the only benefits associated with the termination of Employee’s employment with Employer to which Employee is entitled are the benefits stated in this Agreement and that Employee is not entitled to any additional benefits under any other policy, plan or agreement of Employer or any of its affiliates in connection with Employee’s termination.

12.                               Unenforceable Provisions.  In the event that any provision of this Agreement is determined in the future to be invalid, void or unenforceable for any reason, such determination shall not affect the validity and enforceability of all remaining provisions of this Agreement.  The only exception is that a determination that Employee’s agreements contained in Section 5 above (the release and waiver of all claims) are unenforceable shall result in the entire Agreement becoming voidable, at the option of Employer, thereby requiring, to the extent permitted by applicable law, the return to Employer of all payments given in consideration for those release provisions.

13.                               Choice of Law.  This Agreement shall be governed by and construed and enforced, in all respects, in accordance with the law of the Commonwealth of Pennsylvania, without regard to the principles of conflict of law of such state, except as preempted by federal law.

14.                               Merger.  This Agreement supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and Employer and constitutes the entire agreement between Employee and Employer with respect to the subject matter of this Agreement.  This Agreement may not be changed or terminated orally, and no change, termination or waiver of this Agreement or any of the provisions herein contained shall be binding unless made in writing and signed by all parties, and in the case of Employer, by an authorized officer.

15.                               Rights under the Age Discrimination in Employment Act.  Employee acknowledges and agrees that he has at least twenty-one (21) days to review this Agreement; he has been advised by Employer to consult with an attorney regarding the terms of this Agreement prior to executing it;  if he executes this Agreement, he has seven days following the execution of this Agreement to revoke this Agreement (by providing written notice to Employer before 5:00 p.m. on the seventh day);  this Agreement shall not become effective or enforceable until the revocation period has expired; he does not, by the terms of this Agreement, waive claims or rights may arise under the ADEA after the date he executes this Agreement; he is receiving, pursuant to this Agreement, consideration in addition to anything of value to which he is already entitled; and he understands this Agreement and it is written in such a manner that he understands his rights and obligations under the Agreement.

16.                               Agreement Voluntary; No Reliance.  Employee acknowledges and agrees that Employee has carefully read this Agreement and understands that it is a release of all claims, known and unknown, past or present including all claims under the ADEA.  Employee warrants that he is executing this Agreement without any representation of any kind or character not expressly set forth herein.

17.                               No Admissions.  The parties expressly understand and agree that the terms of this Agreement are contractual and not merely recitals and that the agreements herein and consideration paid are to compromise doubtful and disputed claims, avoid litigation, and buy peace, and that no statement or consideration given, nor offer of same, shall be construed as an admission of any claim by either party, such admissions being expressly denied.

18.                               Further Actions.  Employee Agrees to any execute such additional documents as may be reasonably required by Employer to effectuate his resignation from employment and the implementation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, effective as provided above.

EMPLOYEE

/s/ Stanton Howell
Stanton Howell

Date:	March 15, 2016

EMPLOYER

AgroFresh Solutions, Inc.

By:	/s/ Nance K. Dicciani
Name:	Nance K. Dicciani
Title:	Chair of the Board

Date:	March 15, 2016